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                                                                    EXHIBIT 23.2



The Board of Directors of A. Ahlstrom Corporation:



     We consent to the incorporation by reference in the registration statement (No. 33-61809) on Form S-3 of Foster Wheeler Corporation of our report dated October 5, 1995, with respect to the combined statement of assets and liabilities of Ahlstrom Pyropower as of December 31, 1994, and the related combined statements of revenues and expenses and cash flows for the year then ended, which report appears in the Form 8-K of Foster Wheeler Corporation dated October 12, 1995 and to the reference to our firm under the heading "Experts" in the Prospectus Supplement.



                                          Helsinki, Finland, October 12, 1995



                                          KPMG WIDERI OY AB



                                          Eric Haglund


                                          Authorized Public Accountant